UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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PENN ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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In response to an inquiry regarding director nominations for the 2025 Annual Meeting, PENN Entertainment, Inc. issued the following statement on May 29, 2025:

It has come to our attention that HG Vora’s material omissions in its public filings are creating confusion about the Board’s process for assessing the candidacy of HG Vora’s director nominee William Clifford.

HG Vora does not specifically mention in its proxy materials that Mr. Clifford was interviewed by the Nominating and Corporate Governance Committee. This appears to be leaving the impression that Mr. Clifford was not considered equally relative to the other two nominees.

That implication is false.

PENN applied the same process to reviewing Mr. Clifford’s candidacy as it did to those of Johnny Hartnett and Carlos Ruisanchez, whom the Board has nominated to stand for election at the upcoming Annual Meeting. All three of HG Vora’s nominees were interviewed by the Nominating and Corporate Governance Committee with the same level of attention and open mindedness, consistent with PENN’s standard evaluation process.

Below are the facts:

•	On March 10, 2025, independent directors of the Company serving on the Nominating and Corporate Governance Committee, Vimla Black-Gupta and Marla Kaplowitz, and Thomas Auriemma, the independent Chairman of the Company’s Compliance Committee, met with Mr. Clifford.
•	On March 11, 2025, Jay Snowden met with Mr. Clifford.
•	PENN’s Board conducted interviews and due diligence in good faith and determined that Mr. Clifford was unsuited to serve on the Board because he did not possess the experience, skills or other characteristics necessary for the Board.